UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): July 8, 2008
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
In this Current Report on Form 8-K, the terms “we,” “us” or “ION” refer to ION Geophysical Corporation and, where the context requires, ION Geophysical Corporation together with its consolidated subsidiaries.
On July 8, 2008, we signed a definitive agreement to purchase all of the outstanding shares of Aram Systems Ltd., a privately-held Calgary, Alberta-based company (“Aram Systems”), and its affiliated company, Canadian Seismic Rentals Inc., also based in Calgary (“Canadian Seismic Rentals”), from their shareholders. Aram Systems is engaged in the business of designing and manufacturing land seismic data equipment for sale or lease. Canadian Seismic Rentals and its subsidiaries are engaged in the business of leasing the equipment to third parties.
In exchange for the purchase of these shares of Aram Systems and Canadian Seismic Rentals, we have agreed to pay an amount in cash equal to US$275.0 million, and to issue a number of shares of our common stock to be determined by dividing the difference between CDN$350.0 million (converted to U.S. dollars at a then-prevailing exchange rate), and US$275.0 million, by a trailing average of the closing prices per share of our common stock on the New York Stock Exchange for a 10 - trading day period ending 10 trading days prior to the closing date. The cash portion of the purchase price is payable in U.S. dollars and will be subject to certain closing and post-closing purchase price adjustments under the agreement. The shareholders have agreed to deposit $35.0 million of the cash purchase price into escrow for a one-year period following closing for purchase price adjustments and to secure indemnification obligations of the parties. Under current exchange rates and assuming such average price per share of our common stock is US$16.45 per share (which was the closing price per share on July 7, 2008), we will issue approximately 4,144,400 shares of our common stock in this acquisition. We have agreed to file after the closing date, a registration statement to register resales of the common stock acquired by the shareholders in the transaction.
The transaction is subject to regulatory approvals, including U.S. Hart-Scott-Rodino filings, and to other customary closing conditions. We expect that the transaction will be completed during the third quarter of 2008 following the parties’ obtaining regulatory approvals and the completion of acquisition financing for the transaction.

Item 7.01.	Regulation FD Disclosure
On July 9, 2008, we issued a news release announcing our definitive agreement to purchase all of the outstanding shares of Aram Systems Ltd. and Canadian Seismic Rentals Inc. A copy of the press release is attached as Exhibit 99.1.
On July 9, 2008, following the news release and the filing of this Current Report on Form 8-K, we will host a conference call and a webcast at our investor relations web page at www.iongeo.com, to discuss the acquisition at 8:00 a.m. (CDT). The call will be open to the public.
To access the call, please call (800) 241-4186, or +1 (303) 262-2130 for international calls. A replay of the call will be available through July 17, 2008. The number for the replay is (800) 405-2236, passcode: 11116935, or +1 (303) 590-3000, passcode: 11116935, for international calls.
We also invite investors to listen to a play back of the conference call at our website, which will be available on our website approximately one hour after the call is completed.
The information contained in this Item 7.01 and Exhibit 99.1 of this report (i) is not to be considered “filed” under the Securities Exchange Act of 1934 and (ii) shall not be incorporated by reference into any previous or future filings made by or to be made by us with the Securities and Exchange Commission under the Securities Act of 1933 or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

99.1	Press release dated July 9, 2008 announcing a definitive agreement to purchase all of the outstanding shares of Aram Systems Ltd. and Canadian Seismic Rentals Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ION GEOPHYSICAL CORPORATION
Date: July 9, 2008	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated July 9, 2008 announcing a definitive agreement to purchase all of the outstanding shares of Aram Systems Ltd. and Canadian Seismic Rentals Inc.

4